Exhibit 10.23

FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE dated April 30th, 2008 for reference purposes is to be attached to and made a part of the Lease Agreement (“Lease”) dated February 8, 2008 by and between BK- PINNACLE IV, LLC, a Kansas Limited Liability Company and BK PROPERTIES, LLC, a Missouri Limited Liability Company, as tenants in common, hereinafter referred to as (“Lessor”) and MHM RESOURCES, LLC, a Delaware Limited Liability Corporation (a wholly owned subsidiary of Wage Works, Inc., a Delaware Corporation) hereinafter referred to as (“Lessee”).

WHEREAS, by the Lease, Lessor leased to Lessee the premises known as Suite 300 located in the Pinnacle Corporate Centre IV, 4200 West 115th St, Leawood, Kansas.

WHEREAS, the Parties have deemed it necessary to amend said Lease to increase the square footage.

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, and found in the other documents hereinbefore referred to, Lessor and Lessee hereby agree that the following terms and conditions shall be amended as noted herein.

Paragraph 1, entitled “PREMISES”: shall be deleted in its entirety and the following inserted:

1. PREMISES: WITNESSETH: Lessor does hereby demise and Lease under Lessee and Lessee does hereby Lease from Lessor that certain office space in the PINNACLE CORPORATE CENTRE IV, located at 4200 West 115th Street, Leawood, Kansas, 66211, known as Suite 300, on the third floor of said building, as shown on Exhibit “A”, attached hereto. For the purpose of this Lease, it is agreed by and between the parties that the net useable square footage in the Leased Premises shall be deemed to be approximately Eighteen Thousand Ninety-Four (18,094) square feet and the net rentable square footage attributable to the Leased Premises shall be deemed to be approximately Twenty Thousand Four Hundred Forty-Six (20,446) square feet.

1.1 Net Useable Footage: The approximate number of square feet of floor area within the exterior faces of exterior walls (except party walls as to which the center thereof instead of the exterior faces thereof shall be used) constructed for occupancy in the Building. No deduction or exclusion shall be made from Net Useable Footage by reason of interior partitions or other interior construction or equipment.

1.2 Net Rentable Footage: Approximately Twenty Thousand Four Hundred Forty-Six (20,446) square feet, which is equal to the sum of (i) the number of square feet of Net Useable Footage in the Premises plus (ii) approximately Two Thousand Three Hundred Fifty-Two (2,352) square feet representing the amount of square feet of floor area in the Building common areas which is deemed to be the pro rata share thereof attributable to the Net Rentable Footage in the Premises.

Paragraph 3, entitled “BASE RENTAL”: In accordance with Paragraph 4 of the Lease Agreement, the new base monthly rental for the Premises commencing July 1, 2008 and continuing until June 30, 2013, shall be as follows:

Time Period	Rent per Square Foot	Monthly Rent

7/1/08-6/30/09	$25.50	$37,780.38

7/1/09-6/30/11	$25.50	$43,447.75

7/1/11-6/30/13	$26.00	$44,299.67

Paragraph 3.2, entitled “OPERATING EXPENSES”: shall be deleted in its entirety and the following inserted:

3.2 OPERATING EXPENSES: In the event that in any calendar year the Lessor’s “Operating Expenses” (defined hereafter) for the Building, including ground in connection therewith and ancillary parking areas, and any other common areas shall exceed the sum of Eight and 25/100 Dollars ($8.25 per net rentable square foot for 20,446 net rentable square feet), the Lessee shall pay additional rent for each full or partial calendar year during the Lease Term, an amount equal to the excess over $8.25 per net rentable square feet as the area of net rentable space bears to the total net rentable area of the building. For the purpose of making this calculation and all other calculations herein where the area of the building and the Premises are involved, it is hereby agreed that the net rentable area under the terms of this Lease is Twenty Thousand Four Hundred Forty-Six (20,446) square feet, and the net rentable area of the Building is Fifty Nine Thousand Four Hundred Ninety Six (59,496) square feet.

In no event shall the total adjusted monthly rent be less than the base amount provided for herein. For the purposes of making any adjustments in the base rent under this Lease, the term “Operating Expenses” shall include the operating expenses of the Building and are herein defined to include, but not be limited to, the following types of expenses:

Wages and salaries of all employees engaged in the operating and maintenance of the Building, including employer’s Social Security Taxes and any other taxes which may be levied on such wages and salaries, and also including any other fringe benefits, but excluding income tax liabilities incurred by Lessor out of its building operations;

All costs of management, operation, and maintenance of the land, the Building, and other improvements thereon and appurtenances thereto;

All janitor and office supplies and material used in the operation and maintenance of the building;

Cost of all maintenance and service agreements on equipment, including window cleaning;

Insurance costs allocable to the building;

Cost of repairs and general maintenance, exclusive of expense of alterations of building for the accommodation of a specific lessee or lessees;

The annual amortization over its useful life on a straight-line basis of the reasonable costs of any equipment installed or capital improvements, made by Lessor to the Leased Premises, the Building, or the grounds of Building;

Cost of all utilities, including but not limited to water, gas, and electrical and the cost of operation and maintenance of heating, lighting, ventilating, and air conditioning equipment serving the building and parking lot;

Cost of maintenance and upkeep of the landscaping and grounds of said building;

Real Estate taxes and special assessments and costs to protest or appeal same;

Patrol service and/or security guard service;

Such other reasonable operating expenses which Lessor determines relate to the Building, grounds, parking area and other common areas, including Park common area maintenance charges and,

A management fee not to exceed four and one-half percent (4.5%).

The Lessee’s share of such increased cost shall be determined and paid on an annual basis for each calendar twelve (12) months, ending on December 31st, prorating fractional years for the entire lease term. The Lessee’s share of such increased cost shall be estimated beginning on the first day of the calendar year following the end of the first calendar year during the lease term and at the beginning of each calendar year thereafter, and a monthly rate determined. The Lessee shall pay such estimated charge on the first day of each month, (or within ten days thereafter) in advance; provided, however, that within ninety days after the end of each fiscal year the Lessor or his designated agent shall determine its net cost for such fiscal year (and Lessee’s share thereof) and furnish a copy of such computation in writing to the Lessee. If the monthly payment made by the Lessee in such fiscal year exceeds Lessee’s prorata portion of such increased operating expenses of the building, the Lessor or his designated agent shall apply such excess toward subsequent monthly payments, or refund the amount if the Lease is not renewed or otherwise terminated. If Lessee’s prorata portion of such increased operating expenses of the building exceeds the monthly payments made in such fiscal year by the Lessee, the Lessee shall pay the difference to the Lessor’s designated agent. Such payment to the Lessor or his designated agent shall be paid within ten (10) days of notification. Default of any payment required under this paragraph shall be deemed to be a default under the Lease of which it is a part. The payments provided for in this paragraph may at Lessor’s option be computed on the actual cost or estimates and billed on a monthly or on any other basis determined by Lessor and shall be paid by the Lessee within ten (10) days receipt of billing thereof from Lessor. If estimates are used for computations of operating expenses of the building, said estimated cost shall be corrected at the end of each calendar year by Lessor when actual cost are known and the Lessee shall be billed for any deficiencies if any and said deficiencies shall be paid by Lessee within ten (10) days of notice by Lessor. If estimated payments result in excess and said excesses shall be applied toward subsequent monthly charges estimated and said subsequent monthly payments reduced in accordance therewith. For all purposes of computing additional rents due Lessor pursuant to this paragraph, Lessee’s share shall be 37.52% of the total cost to Lessor computed in accordance with the foregoing. In no event will Lessee be required to share in any cost which is or could be reimbursed to Lessor by insurance.

The expenses for “labor” as hereinabove referred to shall include without limitation Workman’s Compensation Insurance, Social Security and any fringe benefits paid or accrued to employees of the building. The term “labor” shall mean all wages allocable to the operation, maintenance or repair of the building whether the person(s) receiving such wages are employed by Lessor or by a contractor or agent, provided, however, that the salaries paid to executive employees of Lessor shall not be included as operating expenses, but salaries and wages of the superintendent of the building and all employees subject to his direction shall be so included.

Paragraph 44, entitled “MOVING ALLOWANCE”: shall be deleted in its entirety and the following inserted:

44. MOVING ALLOWANCE: Upon commencement of this Lease as set forth herein, Lessor agrees to provide to Lessee a Moving Allowance equal to Two Hundred Thirty-Eight Thousand Seven Hundred One & 00/11 Dollars ($238,701.00). Lessee and Lessor acknowledge that Lessee may use this allowance for moving expenses, telephone, cabling, furniture expenses and for such other purposes desired by Lessee.

Except as modified above, all of the terms and conditions of the Lease shall remain in full force and effect.

LESSOR:		LESSEE:

BK PINNACLE IV, LLC, a Kansas Limited Liability Company and BK PROPERTIES, LLC, a Missouri Limited Liability Company, as tenants in common		MHM RESOURCES, LLC, a Delaware Limited Liability Company

By	BLOCK & COMPANY, INC., REALTORS,	By:	/s/ Kathleen McElwee
as Agent

By:	/s/ Kenneth G. Block
	Kenneth G. Block		Date: 5/1/06 Time: 11:40
Principal

Date: 4/30/08 Time: 4:00PM			Witness/Attest:

Witness:	/s/ Illegible

EXHIBIT A

FLOOR PLAN